                                                                     EXHIBIT 4.1


                     RESTATED CERTIFICATE OF INCORPORATION

                                      of

                                HOMECLUB, INC.


     The Certificate of Incorporation of HomeClub, Inc. (which was originally incorporated in Delaware on July 25, 1985), is hereby amended and restated, pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, to read in its entirety as follows:

                                   ARTICLE I

     The name of the Corporation is Waban Inc.

                                  ARTICLE II

     The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                  ARTICLE IV

     The total number of shares of all classes of stock which the Corporation shall have authority to issue is 200,000,000 shares, consisting of 190,000,000 shares of Common Stock, $.01 par value per share (the "Common Stock"), and 10,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock").

                                   ARTICLE V

     5.1. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Certificate of Incorporation, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. Except as may be required by law, the shares in any series of Preferred Stock or any shares of stock of any other class need not be

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identical. Such authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

          (i) The number of shares constituting that series and the distinctive designation of that series;

          (ii) Whether that series shall have dividend rights, and, if so, the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

          (iii) Whether that series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

          (iv) Whether that series shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

          (v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

          (vii) The right of the shares of that series to the benefit of any conditions or restrictions upon the actions, conditions or affairs of the Corporation or any subsidiary, including without limitation: (a) conditions or restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issuance of any additional stock (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, or the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding stock of the Corporation, and (b) conditions or restrictions in the nature of financial covenants;

          (viii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

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          (ix) Any other powers, or other designations, preferences or relative, participating, optional or other special rights, qualifications, limitations or restrictions of that series.

     5.2. Any preferential dividends on outstanding shares of any series of Preferred Stock shall be paid, or declared and set apart for payment, before any dividends shall be paid or declared and set apart for payment on outstanding shares of Common Stock or any other series of Preferred Stock not entitled to preferential dividends with respect to such series. Except as otherwise provided by the resolution or resolutions providing for the issue of any series of Preferred Stock, if upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

     5.3. Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes shall have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions and the restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any Series of Preferred Stock.

     5.4. Subject to the provisions of any applicable law, this Certificate of Incorporation and the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall exclusively possess voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his name on the books of the Corporation.

     5.5. Except as otherwise provided by the resolution or resolutions providing for the issue of any series of Preferred Stock, after payment shall have been made to the holders of Preferred Stock of the full amount of dividends to which they shall be entitled pursuant to the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock of any and all series, to receive such dividends as from time to time may be declared by the Board of Directors.

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     5.6.  Except as otherwise provided by the resolution or resolutions providing for the issue of any series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of Preferred Stock of the full amount to which they shall be entitled pursuant to the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of Common Stock shall be entitled, to the exclusion of holders of Preferred Stock of any and all series, to share ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution.

                                  ARTICLE VI

     Subject to the terms of any series of Preferred Stock or any other securities of the Corporation with respect to the voting of shares of such series or of such other securities, as the case may be, following the spin-off of the Corporation by Zayre Corp., a Delaware corporation ("Zayre"), any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Subject to any such terms of any series of Preferred Stock or any such other securities of the Corporation, special meetings of stockholders of the Corporation may be called only as provided in the By-laws of the Corporation.

                                  ARTICLE VII

     The books of the Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the Bylaws of the Corporation.

                                 ARTICLE VIII

     8.1. In addition to any affirmative vote required by law or by this Certificate of Incorporation or by the terms of any series of Preferred Stock or any other securities of the corporation, following the spin-off of the Corporation by Zayre, the affirmative vote of the holders of not less than 80% of the outstanding shares of Common Stock of the corporation and the affirmative vote of the holders of not less than 67% of the outstanding shares of Common Stock held by stockholders other than a Related Person shall be required for the approval or authorization of any Business Combination; provided, however, that
                                                       --------  -------
the 80% and 67% voting requirements shall not be applicable if:

          (i) The Continuing Directors by a two-thirds vote (a) have expressly approved in advance either the acquisition of outstanding shares of stock, or the issue or sale by the Corporation of shares of stock, that caused the Related

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

     Person to become a Related Person and (b) in advance of such acquisition or issue or sale have determined that the 80% and 67% voting requirements of this Section 8.1 shall not be applicable to any Business Combinations with such Related Person; or

          (ii) The Continuing Directors have approved the Business Combination;
     or

          (iii) The Business Combination is a merger or consolidation and the cash or fair market value (as determined conclusively by the Board of Directors) of each of the property, securities or other consideration to be received per share by the holders of Common Stock in the Business Combination is not less than the greater of (A) the highest per share price (with appropriate adjustments for recapitalizations and for stock splits, stock dividends and like distributions, such distributions to be valued as of the distribution date) paid by the Related Person in acquiring any of its holdings of Common Stock within the three-year period preceding the earlier of the date the Business Combination is consummated or the date of the first public announcement of the proposal of the Business Combination plus an amount equal to the difference, if positive, between interest
     ----
     compounded annually from the date on which the Related Person became such through the date on which such Business Combination is consummated at a rate per annum equal to the publicly announced base rate of interest of Citibank, N.A. (or such other bank headquartered in New York, New York or Boston, Massachusetts as may be selected by the continuing Directors), as such rate is in effect from time to time, less (II) the aggregate amount of
                                               ----
     any cash dividends paid and the fair market value (as determined conclusively by the Board of Directors) of any dividends paid in other than cash, on each share of Common Stock (with appropriate corresponding adjustments) during the period referred to in the preceding clause (I) or
     (B) the market value of the Common Stock on the date the proposed Business Combination is announced or the date on which the Related Person became such (whichever is higher). The form of consideration to be paid to holders of Common Stock in such Business Combination must consist of either cash or the form of non-cash consideration used to acquire the largest number of shares acquired by the Related Person prior to consummation of the Business. Combination. For purposes of this clause (iii), the term "other consideration to be received" shall include, without limitation, Common Stock retained by the then existing public stockholders of the Corporation in the event of a Business Combination in which the Corporation is the surviving corporation.

Such 80% and 67% voting requirements shall be applicable notwithstanding the preceding clause (iii) if following the date the Related Person became such (a) the Corporation fails to pay regular dividends, or reduces the rate of regular dividends on Common Stock, if such regular dividends had theretofore been paid by the Corporation, (b) the Related Person acquires additional shares of the Corporation's voting securities or (c) the Related Person obtains the benefit of any loans or other financial credits from the Corporation.

     8.2. For the purpose of this Article VIII:

          (i) The term "Business Combination" shall mean any transaction or other arrangement meeting any of the following descriptions: (a) any merger or consolidation of the Corporation or a Subsidiary of the Corporation with or into a Related Person or any other entity, which is, of after such merger or consolidation would be, an Affiliate of a Related Person; (b) any sale, lease, exchange, transfer or other disposition (including without limitation the creation of a mortgage or any other security device), in one transaction or a series of transactions, of any substantial part of the assets of the Corporation or of a Subsidiary of the Corporation (including without limitation any voting securities of a Subsidiary of the Corporation) to a Related Person or an Affiliate of a Related Person; (c) any sale, lease, exchange, transfer or other disposition of any substantial part of the assets of a Related Person, or an Affiliate of a Related Person, to the Corporation or a Subsidiary of the Corporation; (d) the issuance by the Corporation or any Subsidiary of the Corporation of any securities of the Corporation or of a Subsidiary of the Corporation to a Related Person or an Affiliate of a Related Person, other than pursuant to an employee plan approved by the Continuing Directors; (e) the acquisition by the Corporation or a Subsidiary of the Corporation of any securities of a Related Person or of an Affiliate of a Related Person; (f) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation or any other transaction (whether or not with or into or otherwise involving a Related Person) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary of the Corporation which is directly or indirectly owned by any Related Person or any Affiliate of any Related Person; (g) any transaction (including a merger or consolidation of the Corporation with or into a Subsidiary of the Corporation) occurring at a time when a Related Person exists in which the proportionate interests of the stockholders of the Corporation in the assets of the Corporation are unchanged but as a result of which the provisions of this Article VIII or substantially equivalent provisions would thereafter cease to be in effect;
     (h) any liquidation or dissolution of the Corporation at a time when a Related Person exists; and (i) any written agreement, contract or other arrangement providing for any of the transaction described in this definition of Business Combination.

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          (ii) The term "Related Person" shall include (x) any individual, corporation, partnership or other person or entity (each of the foregoing constituting a "Person") that together with its Affiliates and Associates owns in the aggregate ten percent (10%) or more of the outstanding shares of the Common Stock of the Corporation, and (y) any Affiliate or Associate of any such Person; provided, however, that the term "Related Person" shall
                         --------- --------
     not include (a) the Corporation or any Subsidiary of the Corporation; (b) any employee benefit plan of the Corporation or any Subsidiary of the Corporation, or any Person holding any shares of Common Stock for or pursuant to the terms of any such employee benefit plan; or (c) any Person who would be a Related Person (except for the exemption provided by this clause (c)), if such Person could have effected, as of December 31, 1988, a Business Combination (as such term is defined in clause (j) of Article Eight of Certificate of Incorporation of Zayre, as such Certificate of Incorporation was in effect on December 31, 1988) without complying with the special voting requirements in such clause (j) and without complying with either of paragraphs numbered (2) or (3) of such clause (j), notwithstanding that such Person owned (as such term is defined in such clause (j)) as of that date 5% or more of Zayre's common stock. Any shares of Common Stock of the Corporation owned from time to time by any Person, including a custodian, trustee or legal representative of such Person, who would constitute a Related Person except for the application of clauses (a) through (c) of the proviso to the immediately preceding sentence, shall not at any time during such ownership be attributed to any other Person in determining whether such other Person is a Related Person.

          (iii) The term "substantial part" shall mean assets having an aggregate fair value in excess of one million dollars.

          (iv)    A Person shall be deemed to own any Common Stock:

          (a) of which such Person would be the beneficial owner, as such term is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended (the "Act"), as such Rule was in effect on December 31. 1988; or

          (b) of which such Person would be the beneficial owner, as such term is defined under Section 16 of the Act and the rules of the Commission promulgated thereunder, as the same were in effect on December 31, 1988; or

          (c) of which such Person or any of its Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement,

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                  contract, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; or

          (d) of which such Person's relatives of the fourth degree of consanguinity or closer own or would be deemed to own pursuant to the forgoing subclauses (a), (b) or (c).

          (v) With respect to any proposed Business Combination, the term "Continuing Director" shall mean (a) any director who is a member of the Board of Directors of the Corporation on the date shares of Common Stock of the Corporation are first distributed to stockholders of Zayre (b) any other director who is a member of the Board of Directors of the Corporation immediately prior to the time that any Related Person involved in the proposed Business Combination becomes a Related Person (or, if the transaction involves more than one Related Person, immediately prior to the time the first of such Persons to become a Related Person becomes a Related Person) and (c) any other director who is not a Related Person or an Affiliate or Associate of a Related Person and is recommended for his or her initial term of office by either (I) a two-thirds vote of Continuing Directors then on the Board or (II) the unanimous vote of any nominating committee of the Corporation's Board of Directors, but only if all the members of such committee consist of Continuing Directors.

          (vi) The term "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated by the Commission under the Act, as such Rule was in effect on December 31, 1988.

          (vii) The term "Subsidiary" shall mean, with respect to any Person, any other Person of which a majority of any class of equity security of such other Person is owned, directly or indirectly, by such Person through one or more other Subsidiaries of such Person; provided, however, that for
                                                    --------- --------
     the purposes of (a) and (b) of the proviso to the first sentence of the foregoing definition of Related Person, the term "Subsidiary" shall mean only a Person of which a majority of each class of such Person's equity securities is owned by the Corporation directly or indirectly through other Subsidiaries of the Corporation (as defined in this proviso).

                                   ARTICLE IX

     9.1. Subject to the rights of the holders of any series of Preferred Stock or any other securities of the Corporation to elect additional directors under specified circumstances, the directors of the Corporation shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in

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number as possible, as shall be provided in the By-laws of the Corporation, one class whose term expires at the annual meeting of stockholders to be held in calendar 1989 (or any other action of the stockholder(s) in lieu thereof), another class whose term expires at the annual meeting of stockholders to be held in calendar 1990, and another class whose term expires at the annual meeting of stockholders to be held in calendar 1991, with each class to hold office until its successors are elected and qualified. The classes shall be initially comprised of directors serving on the Board of Directors on the effective date of the filing of this Amended and Restated Certificate of Incorporation, and the membership of each class shall be initially determined by the Board of Directors at (or prior to) such time. At each annual meeting of the stockholders of the Corporation, the date of which shall be fixed by or pursuant to the By-laws of the Corporation, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Any director elected to fill a newly created directorship or any vacancy on the Board of Directors resulting from any death, resignation, removal or other cause shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified.

     9.2. Except as otherwise provided by the terms of any series of Preferred Stock or any other securities of the Corporation with respect to directorships which may be established upon specified circumstances and filled by the vote of such series or such other securities, as the case may be, any director of the Corporation may be removed from office only for cause and only by the affirmative vote of the holders of 67% of the then outstanding shares of Common Stock. For purposes of this Section 9.2 "cause" shall mean the willful and continuous failure of a director to substantially perform such director's duties to the Corporation (other than any such failure resulting from incapacity due to physical or mental illness) or the willful engaging by a director in gross misconduct materially and demonstrably injurious to the Corporation.

                                   ARTICLE X

     The Corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the Corporation or while a director or officer is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture,

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trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys' fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; providing, however, that the foregoing shall not require the
          ---------- --------
Corporation to or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article X shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

                                   ARTICLE XI

     A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. No amendment or repeal of this Article XI shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

                                  ARTICLE XII

     The election of directors need not be by ballot unless the By-laws shall so require.

                                  ARTICLE XIII

     In addition to any other considerations which the Board of Directors may lawfully take into account in determining whether to take or to refrain from taking corporate action on any matter, including proposing any matter to the stockholders of the Corporation, the Board of Directors may take into account the interests of creditors, customers employees and other constituencies of the corporation and its subsidiaries and the effect thereof upon communities in which the corporation and its subsidiaries do business.

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                                  ARTICLE XIV

     In furtherance and not in limitation of the powers conferred by law or in this Certificate of Incorporation, the Board of Directors (and any committee of the Board of Directors) is expressly authorized to take such action or actions as the Board or such committee may determine to be reasonably necessary or desirable to (A) encourage any Person (as such term is defined in Article VIII) to enter into negotiations with the Board of Directors and management of the Corporation with respect to any transaction which may result in a change in control of the Corporation which is proposed or initiated by such Person or (B) contest or oppose any such transaction which the Board of Directors or such committee determines to be unfair, abusive or otherwise undesirable with respect to the Corporation and its business, assets or properties or the stockholders of the Corporation, including, without limitation, the adoption of such plans or the issuance of such rights, options, capital stock, notes, debentures or other evidence of indebtedness or other securities of the Corporation, which rights, options, capital stock, notes, evidences of indebtedness and other securities
(i) may be exchangeable for or convertible into cash or other securities on such terms and conditions as may be determined by the Board of Directors (or any such committee) and (ii) may provide for the treatment of any holder or class of holders thereof designated by the Board of Directors (or any such committee) in respect of the terms, conditions, provisions and rights of such securities which is different from, and unequal to, the terms, conditions, provisions and rights applicable to all other holders thereof.

                                   ARTICLE XV

     15.1. In addition to any requirements of law and any other provisions of this Certificate of Incorporation or the terms of any series of Preferred Stock or any other securities of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the terms of any series of Preferred Stock or any other securities of the Corporation), following the spin-off of the Corporation by Zayre, the affirmative vote of (i) the holders of 80% or more of the then outstanding shares of Common Stock of the Corporation and (ii) the holders of 67% of the then outstanding shares of Common Stock not held by any Related Person (as such term is defined in Article VIII) shall be required (x) to authorize any amendment, alteration or repeal of any provision of Article VI, Article VIII,
Article IX, Article XIII, Article XIV or this Article XV, or (y) to adopt any provision in this Certificate of Incorporation which is inconsistent with said Articles VI, VIII, IX, XIII or XIV or this Article XV.

     15.2. In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors, with the approval of a majority of those directors who would constitute the Continuing Directors (as such term is defined in Article VIII) with respect to a Business Combination that has at the time been proposed by a Related Person, shall have power to make, adopt, alter, amend and repeal from time to time By-laws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to amend, alter and repeal, in accordance with Section 15.3 hereof, By-laws made by the Board of Directors.

     15.3. In addition to any requirements of law and any other provisions of this Certificate of Incorporation or the terms of any series of Preferred Stock or any other securities of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the terms of any series of Preferred Stock or any such other securities of the Corporation), any amendment, alteration or repeal of any provision of the By-laws by the stockholders of the Corporation shall require the affirmative vote of (i) the holders of 80% of the then outstanding shares of Common Stock of the Corporation and (ii) the holders of 67% of the then outstanding shares of Common Stock not held by a Related Person (as such term is defined in Article VIII).
In addition, the affirmative votes of said holders shall be required to permit the stockholders to adopt any provision of the Certificate of Incorporation which is inconsistent with any provision of the By-laws.

     IN WITNESS WHEREOF, HOMECLUB, INC. has caused this Certificate to be signed on this 18th day of April, 1989 in its name and on its behalf by its President and attested by its Secretary, pursuant to Section 103(a) of the General Corporation Law of the State of Delaware.

                                            HOMECLUB, INC.



                                            By:/s/ John F. Levy
                                            ---------------------------
                                               President


ATTEST:


/s/ Jay H. Meltzer
------------------
Secretary

                             CERTIFICATE OF MERGER

                                      OF

                           BJ'S WHOLESALE CLUB, INC.

                                      and

                                  WABAN INC.

               UNDER SECTION 252 OF THE GENERAL CORPORATION LAW

                           OF THE STATE OF DELAWARE



     Pursuant to Section 252(c) of the General Corporation Law of the State of Delaware, Waban Inc., a Delaware corporation ("Waban"), and BJ's Wholesale Club, Inc., a Massachusetts corporation ("BJ's"), hereby certify to the following information relating to the merger of BJ's with and into Waban (the "Merger").

     1. The names and states of incorporation of BJ's and Waban, which are the constituent corporations in the Merger (the "Constituent Corporations"), are:

                         Name         State
                         ----         -----

                         Waban        Delaware

                         BJ's         Massachusetts

     2. The Agreement of Merger, dated as of April 6, 1989, between BJ's and Waban (the "Merger Agreement"), setting forth the terms and conditions of the Merger, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the provisions of Section 252(c) of the General Corporation Law of the State of Delaware.

     3.    The name of the surviving corporation is "Waban Inc."

     4. The Restated Certificate of Incorporation of Waban, as heretofore in effect, shall be the Certificate of Incorporation of the surviving corporation.

     5. An executed Merger Agreement is on file at the principal place of business of Waban, the surviving corporation, which is located at One Merger Road, Natick, Massachusetts 01760.

     6. A copy of the Merger Agreement will be furnished by Waban, the surviving corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

     7. The authorized capital stock of each foreign corporation that is a party to the Merger is as follows:


                                                   Number of             Par Value
        Corporation              Class              Shares               Per Share
        -----------              -----             ---------             ---------
  BJ's Wholesale Club, Inc.      Common             300,000                $1.00


     8.  The Merger shall become effective on May 26, 1989.

     IN WITNESS WHEREOF, this Certificate of Merger has been executed as of this 19th day of May, 1989.


                                            WABAN INC.
Attest:


By  /s/ Arthur F. Loewy                     By  /s/ John F. Levy
  ----------------------                      ----------------------
    Arthur F. Loewy                             John F. Levy
    Secretary                                   President


Attest:                                     BJ'S WHOLESALE CLUB, INC.



By  /s/ Jay H. Meltzer                      By  /s/ George Freeman
  ----------------------                      ----------------------
    Jay H. Meltzer                              George Freeman
    Clerk                                       Vice President

                             CERTIFICATE OF MERGER

                                      OF

                              MORMAX CORPORATION

                                      and

                                  WABAN INC.

               UNDER SECTION 252 OF THE GENERAL CORPORATION LAW

                           OF THE STATE OF DELAWARE



     Pursuant to Section 252(c) of the General Corporation Law of the State of Delaware, Waban Inc., a Delaware corporation ("Waban"), and Mormax Corporation, a Illinois corporation ("Mormax"), hereby certify to the following information relating to the merger of Mormax with and into Waban (the "Merger").

     1. The names and states of incorporation of Mormax and Waban, which are the constituent corporations in the Merger (the "Constituent Corporations"), are:

                       Name           State
                       ----           -----

                       Waban          Delaware

                       Mormax         Illinois

     2. The Agreement of Merger, dated as of April 6, 1989, between Mormax and Waban (the "Merger Agreement"), setting forth the terms and conditions of the Merger, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the provisions of Section 252(c) of the General Corporation Law of the State of Delaware.

     3.   The name of the surviving corporation is "Waban Inc."

     4. The Restated Certificate of Incorporation of Waban, as heretofore in effect, shall be the Certificate of Incorporation of the surviving corporation.

     5. An executed Merger Agreement is on file at the principal place of business of Waban, the surviving corporation, which is located at One Merger Road, Natick, Massachusetts 01760.

     6. A copy of the Merger Agreement will be furnished by Waban, the surviving corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

     7. The authorized capital stock of each foreign corporation that is a party to the merger is as follows:




        Corporation              Class              Shares               Per Share
        -----------              -----             ---------             ---------
    Mormax Corporation           Common             1,000                 No Par


     8.  The Merger shall become effective on May 26, 1989.

     IN WITNESS WHEREOF, this Certificate of Merger has been executed as of this 19th day of May, 1989.


                                            WABAN INC.
Attest:


By  /s/ Arthur F. Loewy                     By  /s/ John F. Levy
  ------------------------                    ------------------------
    Arthur F. Loewy                             John F. Levy
    Secretary                                   President


Attest:                                     MORMAX CORPORATION



By  /s/ Charles Whittle                     By  /s/ John F. Levy
  ------------------------                    ------------------------
    Charles Whittle                             John F. Levy
    Secretary                                   President

              CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

                                      of

                 SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

                                      of

                                  WABAN INC.

                    Pursuant to Section 151 of the Delaware
                            General Corporation Law

     We, John F. Levy, President and Chief Executive Officer, and Arthur F. Loewy, Secretary, of Waban Inc., a corporation organized and existing under the Delaware General Corporation Law, in accordance with the provisions of Section 151 thereof, DO HEREBY CERTIFY:

     That pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation, as amended, of the Corporation, the Board of Directors on April 6, 1989 adopted the following resolution creating a series of shares of Preferred Stock, par value $.01 per share, designated as Series A Junior Participating Preferred Stock:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Restated Certificate of Incorporation, as amended, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

     Section 1.  Designation and Amount.  An aggregate of 1,900,000 shares of
                 ----------------------
Preferred Stock, par value $.01, of the Corporation are hereby constituted as a series designated as "Series A Junior Participating Preferred Stock" (the "Series A Preferred Stock"). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease
                                                   --------
shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation Convertible into Series A Preferred Stock.

     Section 2.  Dividends and Distributions.
                 ---------------------------

             (A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A

     Preferred Stock, in preference to the holders of Common Stock, par value $.01 per share (the "Common Stock"), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares or Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause
     (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

             (B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph 1 of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

             (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly

     Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

     Section 3.  Voting Rights.  The holders of shares of Series A Preferred
                 -------------
Stock shall have the following voting rights:

             (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

             (B) Except as otherwise provided herein, in any other certificate of Designation creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

             (C) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

     Section 4.  Certain Restrictions.
                 --------------------

             (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in
     Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

                 (i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

                 (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                 (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

                 (iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

             (B) The Corporation shall not permit any Subsidiary of the Corporation to purchase or otherwise acquire for Consideration any shares of stock of the Corporation unless the Corporation could, under paragraph
     (A) of
     this Section 4 purchase or otherwise acquire such shares at such time and in such manner.

     Section 5.  Reacquired Shares.  Any shares of Series A Preferred Stock
                 -----------------
purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, in any other Certificate of Designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

     Section 6.  Liquidation, Dissolution or Winding Up.  Upon any liquidation,
                 --------------------------------------
dissolution or winding up of the Corporation, no distribution shall be made (a) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (b) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause
(a) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     Section 7.  Consolidation, Merger, etc.  In case the corporation shall
                 --------------------------
enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     Section 8.  Redemption.  The shares of Series A Preferred Stock shall not
                 ----------
be redeemable.

     Section 9.  Rank.  The Series A Preferred Stock shall rank, with respect to
                 ----
the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation's Preferred Stock.

     Section 10.  Amendment.  The Restated Certificate of Incorporation of the
                  ---------
Corporation, as amended, shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single series.

     IN WITNESS WHEREOF, we have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 1st day of June, 1989.

                                           By /s/ John F. Levy
                                              ----------------------------------
                                           President and Chief Executive Officer

Attest:


By /s/ Arthur F. Loewy
   -------------------------
   Secretary

[SEAL]

THE COMMONWEALTH OF MASSACHUSETTS  )
COUNTY OF MIDDLESEX                )  SS.

     On this 1st day of June, 1989, personally appeared before me John F. Levy and Arthur F. Loewy, each, to me personally known, who, being duly sworn, did say that they are the President and Chief Executive Officer, and Secretary, respectively, of Waban Inc., a Delaware corporation, and that this instrument was signed and sealed on behalf of said corporation pursuant to duly adopted resolutions of its Board of Directors and such officers acknowledged the foregoing to be the free act and deed of said corporation.

     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year first above written.

[SEAL]

                                            /s/ Deborah Sughrue
                                            -----------------------------------
                                            Notary Public
                                            My commission expires: May 18, 1995

                           CERTIFICATE OF AMENDMENT

                                      OF

                     RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                                  WABAN INC.



     WABAN Inc., a corporation organized and existing under and by virtue of the

General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

     1.   At a meeting of the Board of Directors of the Corporation on June
4, 1997 a resolution was duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware (the "Delaware Corporation Law"), setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. Said proposed amendment was duly approved by the stockholders of the corporation, pursuant to
Section 242 of the Delaware Corporation Law, at the annual meeting of the stockholders of the Corporation called and held upon notice, in accordance with
Section 222 of the Delaware Corporation Law, on July 10, 1997. The resolution setting forth the amendment is as follows:

RESOLVED: That effective as of 5:00 p.m., Eastern Time, on July 28, 1997, -------- Article FIRST of the Certificate of Incorporation of the
          Corporation be amended to read in its entirety as follows:

          "FIRST.  The name of the Corporation is HomeBase, Inc.".

     2. This Certificate of Amendment shall be effective at 5:00 p.m., Eastern Time, on July 28, 1997.

     3. At any time prior to the effectiveness of this Certificate of Amendment, the Board of Directors may abandon such proposed amendment without further action by the stockholders.

     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its Secretary this 18th day of July, 1997.

                                            WABAN INC.

                                            /s/ Sarah M. Gallivan
                                            ----------------------------

                                            By: Sarah M. Gallivan
                                            Its:Secretary